Exhibit 4.8

May 27, 2020

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

Attention: Corporate Trust Administration

Re:          Reporting of Repurchase Demands Activity

Ladies and Gentlemen:

Reference is hereby made to the transaction (the “Transaction”) as to which Wilmington Trust Company (“Wilmington”), as trustee (in such capacity, the “Trustee”) is a party, and to the CNH Equipment Trust 2020-A trust created thereunder (the “Issuer”). The Issuer and the Depositor and/or their affiliates are required to file reports with the Securities and Exchange Commission in connection with the Transaction pursuant to reporting requirements promulgated under Rule 15Ga-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Items 1104(e) and 1121(c) of Subpart 229.1100- Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time and subject to such clarification and interpretation as have been provided by the United States Securities and Exchange Commission (the “Commission”) in the adopting release (Asset-Backed Securities, Securities Act Release No. 33 8518.70 Fed. Reg. 1,506,1,531 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time (“Regulation AB”). Pursuant to Section 20 of the Administration Agreement among the Issuer, New Holland Credit Company, LLC (“NHCC”), as administrator (the “Administrator”), Citibank, N.A., as indenture trustee, and the Trustee, NHCC hereby requests that the Trustee provide a certification in substantially the form of Exhibit A hereto so that the information can be included in reports to be filed by the Issuer and/or the Depositor and/or their affiliates with the Commission under the Exchange Act and for other purposes. Capitalized terms used but not otherwise defined herein will have the meanings assigned to them in the Transaction Documents for the Transaction.

By acknowledging and agreeing to the terms of this letter agreement, the Trustee hereby agrees with respect to the Transaction that commencing on the date of this letter agreement and continuing until earlier of the date on which (i) the Issuer is terminated, (ii) the Trustee ceases to be the Trustee of the Issuer or (iii) Rule 15Ga-1 and Items 1104(e) and 1121(c) no longer require information regarding repurchase demands, it will: (i) provide prompt written notice upon receipt of any repurchase request for any Receivable received by a Responsible Officer of the Trustee in connection with the Transaction, (ii) not later than the fifth (5th) Business Day of each month, commencing with June 2020, provide the Administrator with a notice in substantially the form of Exhibit A with respect to any requests (in writing or orally) for the repurchase of any Receivable pursuant to the transaction documents for the Transaction received by a Responsible Officer of the Trustee during the immediately preceding month, (iii) not later than the fifth

Business Day of each calendar quarter, commencing with June 2020, provide the Administrator with a notice in substantially the form of Exhibit A with respect to any requests (in writing or orally) for the repurchase of any Receivable pursuant to the transaction documents for the Transaction received by a Responsible Officer of the Trustee during the immediately preceding calendar quarter, and (iv) promptly upon reasonable written request by the Administrator, provide to the Administrator any other information reasonably requested in good faith that is in actual possession of the Trustee and necessary to facilitate compliance by them with Rule 15Ga-1 under the Exchange Act, or Items 1104(e) or 1121(c) of Regulation AB.

The Administrator, Depositor and the Issuer acknowledge and agree that in no event will Wilmington (including in its capacity as Trustee) have any responsibility or liability in connection with (i) the compliance by any Securitizer (as defined in Rule 15Ga-1) of the Transaction or any other person with the Exchange Act or Regulation AB or (ii) any filing required to be made by a Securitizer under the Exchange Act or Regulation AB in connection with the information provided hereunder. Notwithstanding anything herein to the contrary, Wilmington Trust Company, in its individual capacity and in its capacity as Trustee of the Issuer, will not have any duty to conduct, and has not conducted, any affirmative investigation as to the occurrence of any conditions requiring the repurchase of any Receivable under the Transaction.  In addition, the Administrator, the Depositor and the Issuer understand and agree that the Trustee will provide information related to activity only to the extent that a Responsible Officer of the Trustee has such information or can obtain such information without unreasonable effort or expense; provided that, each of the Administrator, the Depositor and the Issuer agree that efforts to obtain such information is limited to a review of the Trustee’s internal written records of repurchase demand activity for the Transaction and that neither the Trustee nor Wilmington Trust Company are required to request information from any unaffiliated parties.  This letter agreement is not intended to, and does not, amend or alter, in any manner, the rights or obligations of the parties pursuant to the operative agreements for the Transaction or pursuant to any other letter agreement, and does not bind any of the parties’ successors or assigns under any agreements for the Transaction.

In performing its obligations hereunder with respect to the Transaction, Wilmington Trust Company, individually and as Trustee, shall have all the privileges, immunities, rights, indemnities and protections provided to Wilmington Trust Company, individually and as Trustee, under the Transaction Documents of the Transaction, as if this letter were a Transaction Document under such Transaction.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

NEW HOLLAND CREDIT COMPANY, LLC,
as Administrator

By:
Name: Christopher Morris
Title: Assistant Treasurer

Accepted:

WILMINGTON TRUST COMPANY,
as Trustee

By:
Name:
Title:

Letter Agreement (DF 943)

Exhibit A

Form of Notice of Repurchase Request

[Month][Day], [Year]

New Holland Credit Company, LLC,

as Administrator

6900 Veterans Boulevard

Burr Ridge, IL 60527

Re:          Reporting of Repurchase Demands Activity

Reference is hereby made to the CNH Equipment Trust 2020-A transaction (the “Transaction”), as to which Wilmington Trust Company (“Wilmington”), as trustee (in such capacity, the “Trustee”) is a party, and to the CNH Equipment Trust 2020-A trust created thereunder (the “Issuer”). Capitalized terms used but not defined herein shall have the meanings given to them in the Transaction Documents for the Transaction.

During the period from and including [Month][Day], [Year] to but excluding [Month][Day], [Year], the Trustee received [no requests requesting that Receivables be repurchased.][ the repurchase demand requests as set forth below:

Activity During Period
Loan No.	Date of Reputed Demand	Party Making Reputed Demand	Date of Withdrawal of Reputed Demand

]

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as
Trustee of the Issuer

By:
Name:
Title: